                                                                   EXHIBIT 99.1

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This document contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Reference is hereby made to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, where certain terms have been defined, Form 8-Ks and Form 8-K/A relating to the merger with Preferred Payment Systems, Inc. ("PPS"), and Form S-3 relating to the issuance of 4.5% Convertible Subordinated Notes all filed with the Securities and Exchange Commission, for certain considerations that could cause actual results to differ materially from those contained in this document.

Overview

On August 29, 1997, Concentra Managed Care, Inc. ("CONCENTRA" or the "Company"), a Delaware corporation, was formed by the merger (the "Merger") of CRA Managed Care, Inc. ("CRA") and OccuSystems, Inc. ("OccuSystems"). The Merger was a tax-free stock for stock exchange accounted for as a pooling of interests. On February 24, 1998, the Company merged with Preferred Payment Systems, Inc. ("PPS") and significantly expanded its presence in the out-of-network group health bill review market. PPS, founded in 1990, is a leading nationwide provider of specialized cost containment and outsourcing services for healthcare payors.

CONCENTRA Managed Care Services, Inc. ("Managed Care Services"), an operating subsidiary of CONCENTRA which was formerly CRA Managed Care, Inc., provides field case management and specialized cost containment services designed to reduce costs associated with workers' compensation, disability and automobile accident coverage. Field case management services involve working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite the return to work. Managed Care Services' field case management revenue growth has resulted from both local market share gains and geographic office expansion. Managed Care Services believes that the size of its field case management office network is sufficient to serve adequately the needs of its nationwide customers. As a result, Managed Care Services anticipates opening only a few new field case management offices per year to satisfy client needs in selected regions. The Company would, however, examine the possibility of acquiring additional field case management offices or businesses if an appropriate strategic opportunity arose. Since 1990, Managed Care Services has also offered specialized cost containment services. Specialized cost containment services include utilization management, specialized preferred provider organization ("PPO") network management, telephonic case management, and retrospective medical bill review services that are designed to reduce the cost of workers' compensation claims, automobile accident injury claims and group health claims. Managed Care Services has experienced significant growth in its specialized cost containment services by virtue of the following acquisitions: (1) FOCUS HealthCare Management, Inc. ("FOCUS") on April 2, 1996, (2) Prompt Associates, Inc. ("PROMPT") on October 29, 1996,
(3) First Notice Systems, Inc. ("FNS"), on June 4, 1997, (4) About Health, Inc. ("ABOUT HEALTH") by PPS in a two-step transaction on August 1, 1997 and October 31, 1997 and (5) other smaller acquisitions. Managed Care Services currently derives most of its revenues on a fee-for-service basis.

CONCENTRA Health Services, Inc. ("Health Services"), an operating subsidiary of CONCENTRA, which was formerly OccuCenters, Inc., manages occupational healthcare centers at which it provides support personnel, marketing, information systems, and management services to its affiliated physicians. Health Services owns all of the operating assets of the occupational healthcare centers, including leasehold interests and medical equipment. Health Services generates its net patient service revenues primarily from the diagnosis, treatment and management of work-related injuries and illnesses and from other occupational healthcare services, such as employment-related physical examinations, drug and alcohol testing, functional capacity testing and other related programs. For the year ended December 31, 1997, Health Services derived 63.5% of its net revenues from the treatment of work-related injuries and illnesses and 36.5% of its net revenues from non-injury related medical services.

Physician and physical therapy services are provided at the Health Services centers under management agreements with affiliated physician associations (the "Physician Groups"), which are organized professional corporations that hire licensed physicians and physical therapists to provide medical services to the centers' patients. Since Health Services effectively controls the Physician Groups, Health Services' results of operations reflect the revenues generated by the Physician Groups and the costs associated with the delivery of their services. The financial statements of the Physician Groups are consolidated because Health Services has unilateral control over the assets and operations of the Physician Groups and notwithstanding the lack of technical majority ownership, consolidation of the Physician Groups with Health Services is necessary to present fairly the financial position and results of operations of Health Services due to the existence of a parent-subsidiary relationship by means other than record ownership of the Physician Group's voting stock. The shareholders of the Physician Groups are the physician leaders of Health Services, and are employed by Health Services or one of its wholly-owned subsidiaries. Through a shareholder agreement, Health Services restricts any transfer of Physician Group ownership without its consent and can require the holder of such shares to transfer ownership to a Health Services designee upon the occurrence of certain events, including but not limited to the cessation of employment. Control of the Physician Groups is perpetual due to the nature of the relationship and the management agreements between the entities. The employed physicians do not control fee schedules, payor contracts, or employment decisions regarding personnel. The risk of loss for billed services provided by the Physician Groups resides ultimately with Health Services as CONCENTRA Managed Care, Inc. is required to provide financial support on an as needed basis.

The following table provides certain information concerning the Company's service locations:


                                                                            Years ended December 31,
                                                                ---------------------------------------------
                                                                     1995            1996           1997
                                                                --------------- --------------- -------------
Service locations at the end of the period:
      Field case management                                           110             118            123
      Cost containment services                                        50              70             83
      Medical centers (1)                                              71             109            140

Physician practices acquired during the period (2)                     24              32             22
Physician practices developed during the period                         3              10              8
Number of affiliated physicians at the end of the period              129             196            252
Medical centers - same market revenue growth (3)                     12.2%           10.7%          11.0%


(1) Does not include the assets of the practices which were acquired and subsequently divested or consolidated into existing centers within the market.

(2) Represents the assets of practices which were acquired during each period presented and not subsequently divested.

(3) Same market revenue growth sets forth the aggregate net change from the prior period for all markets in which Health Services has operated for longer than one year (excluding revenue growth due to acquisitions of additional centers).

Result of Operations for the Years Ended December 31, 1997 and 1996

Revenues

Total revenues increased 32.5% in 1997 to $493,879,000 from $372,683,000 in
1996. Managed Care Services' revenues increased 39.0% in 1997 to $281,642,000 from $202,648,000 in 1996, as field case management revenues increased 16.7% in 1997 to $138,723,000 from $118,864,000 in 1996 and specialized cost containment revenues increased 70.6% in 1997 to $142,919,000 from $83,784,000 in 1996.
Health Services' revenues increased 24.8% in 1997 to $212,237,000 from $170,035,000 in 1996.

The field case management revenue growth is primarily due to growth in revenues from existing service locations, and the opening of 13 offices subsequent to December 31, 1995. The specialized cost containment revenue growth is largely attributable to the acquisitions of FOCUS, PROMPT, FNS and ABOUT HEALTH, as well as revenue increases attributable to growth in retrospective medical bill review, telephonic case management and claims review services in existing service locations and the expansion into additional service locations. The Health Services revenue growth resulted from the acquisition of practices (including the acquisition of 16 occupational medical centers and the management of an additional four medical centers from Vencor, Inc.

("VMC")), development of sites in new markets, an increase in business in existing markets, as well as an increase in consulting and other ancillary services.

Cost of Services

Total cost of services increased 29.8% in 1997 to $376,250,000 from $289,928,000 in 1996. Managed Care Services' cost of services increased 36.5% in 1997 to $217,263,000 from $159,174,000 in 1996, while Health Services' cost of services increased 21.6% in 1997 to $158,987,000 from $130,754,000 in 1996.

Total cost of services as a percentage of revenue decreased to 76.2% in 1997 compared to 77.8% in 1996. Managed Care Services' cost of services as a percentage of revenue decreased to 77.1% in 1997 compared to 78.5% in 1996, while Health Services' cost of services as a percentage of revenue decreased to 74.9% in 1997 compared to 76.9% in 1996.

Managed Care Services has seen improvement in gross margin primarily resulting from a shift in its revenue mix towards specialized cost containment services, including the services provided by FOCUS, PROMPT, FNS and ABOUT HEALTH, which historically have had higher gross profit margins than revenues derived from field case management. Health Services' gross profit margin improvement has resulted from increased efficiencies and productivity. As certain functions are consolidated and other staff-related changes occur, coupled with increased patient volume, the margins of acquired or developed practices have tended to improve.

General and Administrative Expenses

General and administrative expenses increased 20.7% in 1997 to $40,008,000 from $33,155,000 in 1996, or 8.1% and 8.9% as a percentage of revenue for 1997 and 1996, respectively. The increase in general and administrative expenses in 1997 was due primarily to expenses associated with acquisitions and the continued investment in the Information Services and Technology Group.

Amortization of Intangibles

Amortization of intangibles increased 72.7% in 1997 to $5,945,000 from $3,442,000 in 1996, or 1.2% and 0.9% as a percentage of revenues for 1997 and 1996, respectively. This increase is the result of amortizing additional intangible assets such as goodwill, customer lists and assembled workforces primarily associated with the purchase of FOCUS, PROMPT, FNS, VMC, ABOUT HEALTH and other smaller acquisitions.

Non-recurring Charge

The Company recorded a non-recurring charge of $38,625,000 associated with the Merger. The charges incurred were approximately $12,450,000 for professional fees and services, $14,200,000 in costs associated with personnel reductions, $6,575,000 in facility consolidations and closings, $2,525,000 for the write-off of start-up costs, and $2,875,000 of other merger and transitional expenses.

Interest Expense

Interest expense increased $8,926,000 in 1997 to $12,667,000 from $3,741,000 in
1996 due primarily to the issuance of $97,750,000 of 6% Convertible Subordinated Notes in December 1996, the issuance of PPS indebtedness in August 1996 and to increased outstanding credit facility borrowings used to finance acquisitions.

Interest Income

Interest income increased $1,438,000 in 1997 to $2,297,000 from $859,000 in 1996 due primarily to the investment of excess cash generated from the issuance of the 6% Convertible Subordinated Notes until the funds were utilized to finance certain acquisitions.

Other Expense, Net

Other expense, net increased $783,000 in 1997 to $1,619,000 from $836,000 in 1996 primarily due to minority interests.

Provision for Income Taxes

The Company's provision for income taxes in 1997 and 1996 was $11,062,000 and $13,437,000, respectively. On a pro forma basis, giving effect to the PPS transaction, the Company's provision for income taxes in 1997 and 1996 would have been $13,873,000 and $16,167,000, respectively, resulting in pro forma effective tax rates of 65.9% and 39.0%, respectively. Excluding the tax effects of the non-recurring charge, the pro forma effective tax rate would have been 39.3% for 1997. The Company expects to provide for its taxes at an effective tax rate of approximately 41%-42% for 1998.

Years Ended December 31, 1996 and 1995

Revenues

Total revenues increased 22.1% in 1996 to $372,683,000 from $305,355,000 in
1995. Managed Care Services' revenues increased 20.4% in 1996 to $202,648,000 from $168,369,000 in 1995, as field case management revenues increased 11.6% in 1996 to $118,864,000 from $106,462,000 in 1995 and specialized cost containment revenues increased 35.3% in 1996 to $83,784,000 from $61,907,000 in 1995. Health
Services' revenues increased 24.1% in 1996 to $170,035,000 from $136,986,000 in 1995.

The field case management revenue growth is primarily due to growth in revenues from existing service locations and the opening of eight offices subsequent to December 31, 1995. The specialized cost containment revenue growth is largely attributable to the acquisitions of FOCUS and PROMPT, as well as revenue increases attributable to growth in retrospective bill review, telephonic case management and claims review services in existing service locations and the expansion into additional service locations. The Health Services revenue growth resulted from the acquisition of practices, development of sites in new markets, an increase of business in existing markets, as well as an increase in consulting and other ancillary services.

Cost of Services

Total cost of services increased 19.4% in 1996 to $289,928,000 from $242,920,000 in 1995. Managed Care Services' cost of services increased 17.4% in 1996 to $159,174,000 from $135,636,000 in 1995, while Health Services' cost of services increased 21.9% in 1996 to $130,754,000 from $107,284,000 in 1995.

Total cost of services as a percentage of revenue decreased to 77.8% in 1996 compared to 79.6% in 1995. Managed Care Services' cost of services as a percentage of revenue decreased to 78.5% in 1996 compared to 80.6% in 1995, while Health Services' cost of services as a percentage of revenue decreased to 76.9% in 1996 compared to 78.3% in 1995.

Managed Care Services has seen improvement in gross margin primarily resulting from a shift in its services revenue mix towards specialized cost containment services, including the services provided by FOCUS and PROMPT, which historically have had higher gross profit margins than revenues derived from field case management. Health Services' gross profit margin improvement has resulted from increased efficiencies and productivity. As certain functions are consolidated and other staff-related changes occur, coupled with increased patient volume, the margins of acquired or developed practices have tended to improve over time.

General and Administrative Expenses

General and administrative expenses increased 9.7% in 1996 to $33,155,000 from $30,220,000 in 1995, or 8.9% and 9.9% as a percentage of revenue for 1996 and 1995, respectively. The increase in general and administrative expenses in 1996 was due primarily to expenses associated with acquisitions and the continued investment in the Information Services and Technology Group.

Amortization of Intangibles

Amortization of intangibles increased 84.0% in 1996 to $3,442,000 from $1,871,000 in 1995, or 0.9% and 0.6% as a percentage of revenue for 1996 and 1995, respectively. This increase is the result of amortizing additional intangible assets such as goodwill, customer lists and assembled workforces, primarily associated with the purchase of FOCUS, PROMPT and various smaller acquisitions.

Non-recurring Charge

The Company recorded a non-recurring charge of $964,000 and $898,000 in 1996 and 1995, respectively, associated with pooling costs of the pooled entities.

Interest Expense

Interest expense decreased $1,758,000 in 1996 to $3,741,000 from $5,499,000 in 1995 due primarily to decreased outstanding borrowings under the credit facilities.

Interest Income

Interest income decreased $1,000 in 1996 to $859,000 from $860,000 in 1995.

Other Expense, Net

Other expense, net increased $275,000 in 1996 to $836,000 from $561,000 in 1995 primarily due to minority interests.

Provision for Income Taxes

The Company's provision for income taxes in 1996 and 1995 was $13,437,000 and $7,771,000, respectively. On a pro forma basis, giving effect to the PPS transaction, the Company's provision for income taxes in 1996 and 1995 would have been $16,167,000 and $10,401,000, respectively, resulting in pro forma effective tax rates of 39.0% and 42.9%, respectively.

Loss on Retirement of Debt

The Company used the net proceeds from the sale of Common Stock, supplemented by borrowings under its credit facility to fully repay certain long-term debt. The early repayment of this debt resulted in the Company recording a net loss on the retirement of debt of $3,140,000 comprised of the write-off of associated deferred finance costs, debt discounts and fees associated with the termination of the interest rate swaps previously required by the loan agreement offset by a tax benefit.

Seasonality

The Company's business is seasonal in nature. Health Services' patient visits at its medical centers are lower in the first and fourth quarters, primarily because of fewer occupational injuries and illnesses during those time periods due to plant closings, vacations and holidays. In addition, employers generally hire fewer employees in the fourth quarter, thereby reducing the number of pre-placement physical examinations and drug and alcohol tests conducted at the medical centers during that quarter. Managed Care Services' field case management revenues have historically been flat in the fourth quarter compared to the third quarter due to the impact of vacations and holidays. Although the Company's rapid growth may obscure the effect of seasonality in the Company's financial results, the first and fourth quarters generally reflect lower revenues when compared to the Company's second and third quarters.

Information Systems - Year 2000

The Company expects to incur significant costs over the next two to three years to address the "Year 2000" information systems issue. The Year 2000 concern, which is common to most companies, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Company is in the process of completing an assessment of the majority of its systems and is in the process of developing specific workplans to remedy this issue. The Company currently believes that it will be able to modify or replace its affected systems in time to minimize the effect on its business. As a part of the ongoing investment in information technology, some of the Company's Year 2000 issues will be addressed. While the Company is unable to give an accurate estimate of the incremental costs to make these Year 2000 system modifications, it is expected these costs will not be significantly different from the Company's currently planned investment for information technology, and therefore, should not have a material adverse effect on the Company's long-term results of operations, liquidity or consolidated financial position.

Liquidity and Capital Resources

Cash flows generated from (used for) operations were ($262,000), $15,595,000 and $17,967,000 for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, working capital used $30,911,000 of cash primarily due to an increase in accounts receivable of $27,381,000 and an increase in prepaid expenses of $15,827,000, offset by a increase in accounts payable and accrued expenses of $12,297,000. Accounts receivable increased primarily due to continued revenue growth while accounts payable increased due to the timing of payments and the remaining obligations relating to the non-recurring charge.

The Company utilized net cash of $102,093,000 in connection with the acquisitions of FNS, ABOUT HEALTH, VMC and other smaller acquisitions. The Company also utilized $26,346,000 of cash to purchase property and equipment during 1997, the majority of which was spent on new computer hardware and software technology. The Company received cash of $12,045,000 in connection with the sale of short-term investments.

The Company has a $100,000,000 Senior Credit Facility ("Senior Credit Facility") which is secured by a pledge of stock in the Company's subsidiaries. At December 31, 1997, the Company had borrowings under the Senior Credit Facility of $49,000,000 at an average interest rate of 6.94%.

On February 24, 1998, the Company acquired all of the outstanding common stock of PPS in exchange for approximately 7,100,000 shares of CONCENTRA common stock, the assumption of PPS options totaling approximately 580,000 shares of CONCENTRA common stock, the payment of approximately $15,047,000 in cash to dissenting PPS shareholders and the assumption of approximately $49,000,000 of debt which was repaid at the time of the merger. The Company expanded its borrowing capacity under the Senior Credit Facility to $200,000,000 to finance this merger. This merger was accounted for as a pooling of interests. In the first quarter of 1998, the Company recorded a non-recurring charge of $12,600,000 primarily associated with the merger of PPS. The charges incurred were approximately $5,100,000 for professional fees and services, $2,200,000 in costs associated with personnel reductions, $2,400,000 in facility consolidations and closings, $1,600,000 associated with the write-off of deferred financing fees on PPS indebtedness retired and $1,300,000 of other merger and transitional costs.

On March 11, 1998, the Company issued $200,000,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due March 15, 2003 (the "4.5% Convertible Subordinated Notes"). On April 6, 1998, the underwriters exercised the $30,000,000 overallotment provision. The 4.5% Convertible Subordinated Notes are convertible into the Company's common stock, at the option of the holder, at a conversion price of $41.25 per share, representing a conversion premium of 25% over the closing price. The 4.5% Convertible Subordinated Notes are general unsecured obligations of the Company ranking equal in right of payment with the 6% Convertible Subordinated Notes and all other unsecured indebtedness of the Company. In addition, the Company is a holding company that conducts all of its operations through subsidiaries, and the 4.5% Convertible Subordinated Notes and the 6% Convertible Subordinated Notes are structurally subordinate to all obligations of the Company's subsidiaries. The 4.5% Convertible Subordinated Notes were sold through a private placement under Rule 144A of the Securities Act of 1933, as amended. The Company intends to use the proceeds from the sale of the 4.5% Convertible Subordinated Notes to repay existing debt under the Senior Credit Facility and for general corporate purposes. The Senior Credit Facility borrowing capacity was subsequently reduced to the original $100,000,000 amount.

The Company's long-term liquidity needs consist of working capital and capital expenditure requirements, repayment of borrowings under the Senior Credit Facility, the funding of any future acquisitions, as well as the repayment of the 6% Convertible Subordinated Notes in 2001 and 4.5% Convertible Subordinated Notes in 2003. The Company intends to fund these long-term liquidity needs from the cash generated from operations, available borrowings under the Senior Credit Facility and, if necessary, future debt or equity financing. There can be no assurance that any future debt or equity financing will be available on terms favorable to the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of CONCENTRA Managed Care, Inc.:

We have audited the accompanying consolidated balance sheets of CONCENTRA Managed Care, Inc. (a Delaware corporation) as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CONCENTRA Managed Care, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       /s/ Arthur Andersen LLP

Arthur Andersen LLP
Boston, Massachusetts
August 28, 1998

                                   CONCENTRA Managed Care, Inc.
                                   CONSOLIDATED BALANCE SHEETS


                                                                 December 31,
                                                       ---------------------------------
                             ASSETS                          1996             1997
------------------------------------------------------ ---------------- ----------------
CURRENT ASSETS:
  Cash and cash equivalents                              $  58,221,000     $ 12,576,000
  Short-term investments                                    12,045,000                -
  Accounts receivable, net of allowances of
    $11,278,000 and $18,515,000 respectively                78,743,000      106,963,000
  Prepaid expenses and other current assets                  4,092,000       14,116,000
  Prepaid and deferred income taxes                          4,788,000       12,096,000
                                                         --------------   -------------
          Total current assets                             157,889,000      145,751,000

Land                                                         1,815,000        2,525,000
Buildings and improvements                                   4,038,000        5,747,000
Leasehold improvements                                      14,736,000       22,302,000
Computer hardware and software                              24,361,000       39,529,000
Furniture and equipment                                     27,604,000       33,951,000
                                                         --------------   -------------
   Property and equipment, at cost                          72,554,000      104,054,000

Accumulated depreciation and amortization                  (26,699,000)     (38,351,000)
                                                         --------------   -------------
   Property and equipment, net                              45,855,000       65,703,000
Other assets:
  Goodwill, net                                            152,712,000      259,068,000
  Assembled workforce and customer lists, net                2,501,000        3,524,000
  Other assets                                               8,943,000        8,925,000
                                                         --------------   -------------
                                                          $367,900,000     $482,971,000
                                                         --------------   -------------
                                                         --------------   -------------

    LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------
CURRENT LIABILITIES:
  Revolving credit facilities                             $  5,700,000     $ 49,000,000
  Current portion of long-term debt                          4,065,000        7,497,000
  Accounts payable and accrued expenses                     12,223,000       35,221,000
  Accrued payroll and related expenses                      11,968,000       16,915,000
  Accrued income taxes                                       7,494,000                -
                                                         --------------   --------------
          Total current liabilities                         41,450,000      108,633,000

Long-term debt, net of current portion                     132,464,000      150,103,000
Deferred income taxes                                        6,303,000        7,713,000
Other liabilities                                            9,537,000       10,081,000

COMMITMENTS AND CONTINGENCIES (Note 10)



STOCKHOLDERS' EQUITY :
  Preferred stock - $.01 par value;
    1,000,000 and 20,000,000
    authorized; none issued and outstanding                         -                 -
  Common stock - $.01 par value; 90,000,000
    and 100,000,000 authorized; 40,425,590 and
    43,567,686 shares issued and outstanding,
    respectively                                               404,000          436,000
  Paid-in capital                                          234,316,000      257,022,000
  Retained deficit                                         (56,574,000)     (51,017,000)
                                                         --------------   --------------
          Total stockholders' equity                       178,146,000      206,441,000
                                                         --------------   --------------
                                                          $367,900,000     $482,971,000
                                                         --------------   --------------
                                                         --------------   --------------

 The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA Managed Care, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              Years ended December 31,
                                               -------------------------------------------------------
                                                      1995              1996               1997
                                               -----------------  -----------------  -----------------
REVENUE:
 Field case management                            $106,462,000       $118,864,000      $138,723,000
 Specialized cost containment                       61,907,000         83,784,000       142,919,000
                                                  ------------       ------------      ------------
       Managed Care Services                       168,369,000        202,648,000       281,642,000
 Health Services                                   136,986,000        170,035,000       212,237,000
                                                  ------------       ------------      ------------
         Total revenue                             305,355,000        372,683,000       493,879,000

COST OF SERVICES:
 Managed Care Services                             135,636,000        159,174,000       217,263,000
 Health Services                                   107,284,000        130,754,000       158,987,000
                                                  ------------       ------------      ------------
         Total cost of services                    242,920,000        289,928,000       376,250,000
                                                  ------------       ------------      ------------
             Total gross profit                     62,435,000         82,755,000       117,629,000
General and administrative expenses                 30,220,000         33,155,000        40,008,000
Amortization of intangibles                          1,871,000          3,442,000         5,945,000
Non-recurring charge                                   898,000            964,000        38,625,000
                                                  ------------       ------------      ------------
         Operating income                           29,446,000         45,194,000        33,051,000
Interest expense                                     5,499,000          3,741,000        12,667,000
Interest income                                       (860,000)          (859,000)       (2,297,000)
Other, net                                             561,000            836,000         1,619,000
                                                  ------------       ------------      ------------
        Income before income taxes                  24,246,000         41,476,000        21,062,000
Provision for income taxes                           7,771,000         13,437,000        11,062,000
                                                  ------------       ------------      ------------
Net income before extraordinary items               16,475,000         28,039,000        10,000,000
Loss on retirement of debt, net of taxes            (3,140,000)                 -                 -
                                                  ------------       ------------      ------------
Net income                                        $ 13,335,000       $ 28,039,000      $ 10,000,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------

Pro forma net income (see Note 4)                 $ 10,705,000       $ 25,309,000      $  7,189,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------

Basic Earnings Per Share:
  Net income before extraordinary items                  $0.48              $0.69             $0.23
  Loss on retirement of debt, net of taxes               (0.09)                 -                 -
                                                  ------------       ------------      ------------
  Net income                                             $0.39              $0.69             $0.23
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------

Basic Pro Forma Earnings Per Share
    (see Note 4):
  Pro forma net income before
    extraordinary item                                   $0.41              $0.63             $0.17
  Loss on retirement of debt, net
    of taxes                                            (0. 09)                 -                 -
                                                  ------------       ------------      ------------
Pro forma net income                                     $0.32              $0.63             $0.17
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------



Weighted average common shares outstanding          33,810,000         40,411,000        42,774,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------
Diluted Earnings Per Share:
  Net income before extraordinary items                  $0.46              $0.65             $0.22
  Loss on retirement of debt, net of taxes               (0.09)                 -                 -
                                                  ------------       ------------      ------------
  Net income                                             $0.37              $0.65             $0.22
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------


Diluted Pro Forma Earnings Per
    Share (see Note 4):
  Pro forma net income before
    extraordinary items                                  $0.39              $0.59             $0.16
  Loss on retirement of debt, net of taxes               (0.09)                 -                 -
                                                  ------------       ------------      ------------
  Pro forma net income                                   $0.30              $0.59             $0.16
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------
  Weighted average common shares and
    common share equivalents outstanding            35,939,000         43,344,000        46,895,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------


The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA Managed Care, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                Years ended December 31,
                                                   --------------------------------------------------
                                                         1995             1996             1997
                                                  --------------   --------------     ---------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net income                                      $ 13,335,000       $ 28,039,000       $ 10,000,000
Adjustments to reconcile net income
to net cash provided by
  (used in) operating activities:
    Depreciation of property and equipment           5,596,000          6,706,000        10,520,000
    Amortization and write-off of intangibles        2,210,000          3,442,000         5,945,000
    Amortization of deferred compensation                    -                  -           562,000
    Amortization and write-off of start-up costs       929,000            322,000         2,845,000
    Amortization of deferred finance
     costs and debt discount                           228,000             58,000           777,000
    Loss on retirement of debt                       4,592,000                  -                 -
  Change in assets and liabilities:
    Accounts receivable                             (6,671,000)       (14,967,000)      (27,381,000)
    Prepaid expenses and other assets                 (754,000)        (5,330,000)      (15,827,000)
    Accounts payable, accrued
       expenses and income taxes                    (1,498,000)        (2,675,000)       12,297,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------
        Net cash provided by (used in)
          operating activities                      17,967,000         15,595,000          (262,000)

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Acquisitions, net of cash acquired               (49,245,000)       (68,805,000)     (102,093,000)
  Purchase of property and equipment                (9,726,000)       (24,024,000)      (26,346,000)
  Sale (purchase) of investments, net                        -        (12,045,000)       12,045,000
  Proceeds from sale of property and
    equipment and other                                542,000             21,000           626,000
                                                  ------------       ------------      ------------
        Net cash used in investing                 (58,429,000)      (104,853,000)     (115,768,000)

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Borrowings (payments) under revolving
    credit facilities, net                            (416,000)         1,400,000        43,300,000
  Proceeds from the issuance of
     long-term debt                                 29,046,000        158,739,000        26,489,000
  Repayments of long-term debt                     (82,919,000)       (37,220,000)       (5,071,000)
  Net proceeds from the issuance of
    common stock and preferred stock               105,814,000         57,082,000        10,023,000
  Payment of deferred financing costs                       -          (1,226,000)         (596,000)
  Dividends and distributions to shareholders       (7,986,000)       (42,671,000)       (3,760,000)
                                                  ------------       ------------      ------------
          Net cash provided by
            financing activities                    43,539,000        136,104,000        70,385,000
                                                  ------------       ------------      ------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                               3,077,000         46,846,000       (45,645,000)







CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR         8,298,000         11,375,000        58,221,000
                                                  ------------       ------------      ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD           $11,375,000        $58,221,000       $12,576,000
                                                  ------------       ------------      ------------
                                                  ------------       ------------      ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                     $5,970,000         $3,316,000       $11,941,000

  Income taxes paid                                 $7,379,000         $8,557,000       $12,305,000

  Liabilities and debt assumed in acquisitions     $13,500,000         $9,030,000       $13,242,000





The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA Managed Care, Inc.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 CONVERTIBLE               CLASS A            $0.01 PAR VALUE
                               PREFERRED STOCK           COMMON STOCK           COMMON STOCK
                           ------------------------  --------------------  ----------------------
                             NUMBER                    NUMBER                NUMBER
                           OF SHARES      VALUE      OF SHARES    VALUE     OF SHARES     VALUE
                           ----------  ------------  ----------  --------  -----------  ---------

BALANCE, DECEMBER 31,
  1994                      5,868,455   $12,084,000   8,394,200   $38,000   12,947,120   $128,000

Conversion of Convertible
  Preferred Stock into
  Common Stock             (5,868,455)  (12,084,000)         --        --    2,835,000     28,000
Conversion of Class A
  Common Stock into $0.01
  par value Common Stock           --            --  (8,394,200)  (38,000)   8,394,200     84,000
Sale of Common Stock               --            --          --        --    9,859,573     99,000
Common Stock issued in
  connection with
  acquisitions                     --            --          --        --      373,488      4,000
Issuance of Common Stock
  warrants                         --            --          --        --           --         --
Exercise of Common Stock
  warrants                         --            --          --        --       82,222      1,000
Common Stock issued under
  employee stock purchase
  and option plans                 --            --          --        --      262,989      3,000
Conversion of notes
  payable into Common
  Stock                            --            --          --        --       18,241         --
Dividends and shareholder
  distributions                    --            --          --        --           --         --
Net income                         --            --          --        --           --         --
                           ----------  ------------  ----------  --------  -----------  ---------
BALANCE, DECEMBER 31,
  1995                             --            --          --        --   34,772,833    347,000
                           ----------  ------------  ----------  --------  -----------  ---------
                           ----------  ------------  ----------  --------  -----------  ---------

Sale of Common Stock               --            --          --        --    2,143,200     21,000
Common Stock issued in
  connection with
  acquisitions                     --            --          --        --      715,246      7,000
Common Stock issued under
  employee stock purchase
  and option plans                 --            --          --        --      683,076      7,000
Exercise of Common Stock
  warrants                         --            --          --        --      151,111      2,000
Conversion of notes
  payable into Common
  Stock                            --            --          --        --      105,983      1,000
Conversion of debenture
  payable into Common
  Stock                            --            --          --        --    1,854,141     19,000
Dividends and shareholder
  distributions                    --            --          --        --           --         --
Net income                         --            --          --        --           --         --
                           ----------  ------------  ----------  --------  -----------  ---------
BALANCE, DECEMBER 31,
  1996                             --            --          --        --   40,425,590    404,000
                           ----------  ------------  ----------  --------  -----------  ---------
                           ----------  ------------  ----------  --------  -----------  ---------

Common Stock issued in
  connection with
  acquisitions                     --            --          --        --    2,162,995     22,000
Common Stock issued under
  employee stock purchase
  and option plans                 --            --          --        --      897,530      9,000
Amortization of deferred
  compensation                     --            --          --        --           --         --
Conversion of notes
  payable into Common
  Stock                            --            --          --        --       81,571      1,000
Dividends and shareholder
  distributions                    --            --          --        --           --         --
Net income                         --            --          --        --           --         --
                           ----------  ------------  ----------  --------  -----------  ---------
BALANCE, DECEMBER 31,
  1997                              0            $0           0        $0   43,567,686   $436,000
                           ----------  ------------  ----------  --------  -----------  ---------
                           ----------  ------------  ----------  --------  -----------  ---------

                                                                                       STOCK-
                             PAID-IN       RETAINED                                   HOLDERS'
                             CAPITAL       DEFICIT          TREASURY STOCK        EQUITY (DEFICIT)
                           ------------  ------------  -------------------------  ----------------
                                                         NUMBER
                                                        OF SHARES      VALUE
                                                       -----------  ------------
BALANCE, DECEMBER 31,
  1994                      $39,795,000  ($15,991,000)  (3,033,455) ($40,866,000)    ($4,812,000)
Conversion of Convertible
  Preferred Stock into
  Common Stock                2,807,000   (31,617,000)   3,033,455    40,866,000              --
Conversion of Class A
  Common Stock into $0.01
  par value Common Stock             --       (46,000)          --            --              --
Sale of Common Stock        104,648,000            --           --            --     104,747,000
Common Stock issued in
  connection with
  acquisitions                1,503,000      (194,000)          --            --       1,313,000
Issuance of Common Stock
  warrants                      450,000            --           --            --         450,000
Exercise of Common Stock
  warrants                      246,000            --           --            --         247,000
Common Stock issued under
  employee stock purchase
  and option plans            1,808,000            --           --            --       1,811,000
Conversion of notes
  payable into Common
  Stock                         128,000            --           --            --         128,000
Dividends and shareholder
  distributions                      --    (7,836,000)          --            --      (7,836,000)
Net income                           --    13,335,000           --            --      13,335,000
                           ------------  ------------  -----------  ------------  ----------------
BALANCE, DECEMBER 31,
  1995                      151,385,000   (42,349,000)          --            --     109,383,000
                           ------------  ------------  -----------  ------------  ----------------
                           ------------  ------------  -----------  ------------  ----------------


Sale of Common Stock         51,819,000            --           --            --      51,840,000
Common Stock issued in
  connection with
  acquisitions                6,725,000       407,000           --            --       7,139,000
Common Stock issued under
  employee stock purchase
  and option plans            7,735,000            --           --            --       7,742,000
Exercise of Common Stock
  warrants                    1,062,000            --           --            --       1,064,000
Conversion of notes
  payable into Common
  Stock                         824,000            --           --            --         825,000
Conversion of debenture
  payable into Common
  Stock                      14,766,000            --           --            --      14,785,000
Dividends and shareholder
  distributions                      --   (42,671,000)          --            --     (42,671,000)
Net Income                           --    28,039,000           --            --      28,039,000
                           ------------  ------------  -----------  ------------  ----------------
BALANCE, DECEMBER 31,
  1996                      234,316,000   (56,574,000)          --            --     178,146,000
                           ------------  ------------  -----------  ------------  ----------------
                           ------------  ------------  -----------  ------------  ----------------

Common Stock issued in
  connection with
  acquisitions               11,441,000      (969,000)          --            --       3,846,000
Common Stock issued under
  employee stock purchase
  and option plans           10,013,000            --           --            --      16,670,000
Amortization of deferred
  compensation                  562,000            --           --            --         562,000
Conversion of notes
  payable into Common
  Stock                         690,000            --           --            --         691,000
Dividends and shareholder
  distributions                      --    (3,474,000)          --            --      (3,474,000)
Net income                           --    10,000,000           --            --      10,000,000
                           ------------  ------------  -----------  ------------  ----------------
BALANCE, DECEMBER 31,
  1997                     $257,022,000  ($51,017,000)          --  $        --    $206,441,000
                           ------------  ------------  -----------  ------------  ----------------
                           ------------  ------------  -----------  ------------  ----------------



  The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA Managed Care, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

On August 29, 1997, CONCENTRA Managed Care, Inc. ("CONCENTRA" or the "Company"), a Delaware corporation, was formed by the merger (the "Merger") of CRA Managed Care, Inc. ("CRA") and OccuSystems, Inc. ("OccuSystems"). As a result of the Merger, CRA changed its name to CONCENTRA Managed Care Services, Inc. ("Managed Care Services") and OccuCenters, Inc., the operating subsidiary of OccuSystems, changed its name to CONCENTRA Health Services, Inc. ("Health Services"). The Merger was a tax-free stock for stock exchange accounted for as a pooling of interests. The outstanding shares of CRA and OccuSystems were exchanged for new shares in CONCENTRA. The 22,022,378 outstanding shares of OccuSystems were exchanged one for one for shares of CONCENTRA common stock while the 9,013,906 outstanding shares of CRA were exchanged for 16,098,836 shares of CONCENTRA common stock, representing a conversion ratio of 1.786 to 1.0.

The Company recorded a non-recurring charge of $38,625,000 associated with the Merger. The charges incurred were approximately $12,450,000 for professional fees and services, $14,200,000 in costs associated with personnel reductions, $6,575,000 in facility consolidations and closings, $2,525,000 for the write-off of start-up costs and $2,875,000 of other merger and transitional expenses.

On February 24, 1998, the Company acquired all of the outstanding common stock of Preferred Payment Systems ("PPS") of Naperville, Illinois, in exchange for approximately 7,100,000 shares of CONCENTRA common stock, the assumption of PPS options totaling approximately 580,000 shares of CONCENTRA common stock, the payment of approximately $15,047,000 in cash to dissenting PPS shareholders and the assumption of approximately $49,000,000 of debt which was repaid at the time of the merger. This merger was accounted for as a pooling of interests. In the first quarter of 1998, the Company recorded a non-recurring charge of $12,600,000 primarily associated with the merger of PPS. The charges incurred were approximately $5,100,000 for professional fees and services, $2,200,000 in costs associated with personnel reductions, $2,400,000 in facility consolidations and closings, $1,600,000 associated with the write-off of deferred financing fees on PPS indebtedness retired and $1,300,000 of other merger and transitional costs. PPS, founded in 1990, is a provider of specialized cost containment and outsourcing services for healthcare payors.

The financial statements as of and for the years ended December 31, 1995, 1996 and 1997 have been restated to reflect the merger of PPS in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

(2) Significant Acquisitions

Managed Care Services has experienced a significant amount of its growth by virtue of the acquisitions of FOCUS HealthCare Management, Inc. ("FOCUS"), Prompt Associates, Inc. ("PROMPT"), First Notice Systems, Inc. ("FNS") and several other smaller acquisitions. Health Services has also experienced a significant amount of its growth from the acquisition of practices, including the acquisition of 16 occupational medical centers and contracts to manage four additional medical centers from Vencor, Inc. ("VMC").

On April 2, 1996, the Company purchased FOCUS for $21,000,000 in cash. FOCUS, based in Brentwood, Tennessee, has built and maintains one of the nation's largest workers' compensation preferred provider organization ("PPO") networks and had annual revenues of approximately $9,900,000 for the year ended December 31, 1995.

On October 29, 1996, the Company purchased PROMPT for $30,000,000 in cash. PROMPT, which is based in Salt Lake City, Utah, is one of the leading providers of hospital bill audit services to the group health payor community for claims that fall outside of an indemnity carrier's, third-party administrator's ("TPA") or health maintenance organization's ("HMO") network of hospital or outpatient facilities and had annual revenues of approximately $10,000,000 for the year ended December 31, 1995.

On June 4, 1997, the Company purchased FNS for $40,000,000 in cash. FNS, based in Boston, Massachusetts, is a leading provider of outsourced call reporting for first notice of loss/injury to the automobile insurance and workers' compensation industries and had annual revenues of approximately $9,000,000 for the year ended December 31, 1996.

PPS acquired ABOUT HEALTH in a two-step transaction on August 1, 1997 and October 31, 1997 for $25,800,000 in cash and $9,733,000 in equity. ABOUT HEALTH, based in Rockville, Maryland, is a provider of specialized cost containment and outsourcing services for healthcare payors and had annual revenues of approximately $10,000,000 for the year ended December 31, 996.

On September 30, 1997, the Company purchased 16 occupational medical centers and the management of four additional medical centers from Vencor, Inc. ("VMC") for approximately $27,000,000 in cash. These medical centers had annual revenues of approximately $23,000,000 for the year ended December 31, 1996.

The acquisitions of FOCUS, PROMPT, FNS, ABOUT HEALTH and VMC have been accounted for by the Company as purchases whereby the basis for accounting for their assets and liabilities are based upon their fair values at the dates of acquisition. The excess of the purchase price over fair value of net assets acquired (goodwill) for the FOCUS, PROMPT, FNS, ABOUT HEALTH and VMC acquisitions was $19,217,000, $28,791,000, $35,852,000, $33,923,000 and
$28,983,000, respectively, and is being amortized over thirty to forty year periods.

During 1995, the Company used the net proceeds from the sale of CONCENTRA common stock, supplemented by borrowings under its credit facility to fully repay certain long-term debt. The early repayment of this debt resulted in the Company recording a net loss on the retirement of debt of $3,140,000 comprised of the write-off of associated deferred finance costs, debt discounts and fees associated with the termination of the interest rate swaps previously required by the loan agreement, offset by a tax benefit.

(3) Summary of Significant Accounting Policies

(a) Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Physician and physical therapy services are provided at the Health Services centers under management agreements with affiliated physician associations (the "Physician Groups"), which are organized professional corporations that hire licensed physicians and physical therapists to provide medical services to the centers' patients. Since Health Services effectively controls the Physician Groups, Health Services results of operations reflect the revenues generated by the Physician Groups and the costs associated with the delivery of their services. The financial statements of the Physician Groups are consolidated because Health Services has unilateral control over the assets and operations of the Physician Groups and notwithstanding the lack of technical majority ownership, consolidation of the Physician Groups with Health Services is necessary to present fairly the financial position and results of operations of Health Services due to the existence of a parent-subsidiary relationship by means other than record ownership of the Physician Group's voting stock. The shareholders of the Physician Groups are the physician leaders of Health Services, and are employed by Health Services or one of its wholly-owned subsidiaries. Through a shareholder agreement, Health Services restricts any transfer of Physician Group ownership without its consent and can require the holder of such shares to transfer ownership to a Health Services designee upon the occurrence of certain events, including but not limited to the cessation of employment. Control of the Physician Groups is perpetual due to the nature of the relationship and the management agreements between the entities. The employed physicians do not control fee schedules, payor contracts, or employment decisions regarding personnel. The risk of loss for billed services provided by the Physician Groups resides ultimately with Health Services as CONCENTRA Managed Care, Inc. is required to provide financial support on an as needed basis.

(b) Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The carrying amount approximates fair value due to the short maturity of those instruments.

(c) Revenue Recognition

The Company recognizes revenue primarily as services have been rendered based upon time and expenses incurred. A certain portion of the Company's revenues are derived from fee schedule auditing which is based on the number of charges reviewed, and to a limited extent, based on a percentage of savings achieved for the Company's customers. In these circumstances, the customer is obligated to pay the Company when the services have been rendered and the savings identified. During the fee schedule audit process (i.e. medical bill review), each bill reviewed and audited is returned to the customer accompanied by an Explanation of Benefit ("EOB"). The EOB details the total savings with respect to the bill being reviewed as well as the amount owed to the Company as a percentage of savings identified and the line charge associated with the bill being reviewed.

Insurance claims are modeled by PROMPT prior to the insurance company's internal review procedures to determine if the claims should be modeled or are payable by the insurance company. During the insurance company's review process, some claims have pre-existing PPO or HMO arrangements, or other pre-existing conditions and disqualifying situations. When these situations occur, a refund (chargeback) is requested for the amounts paid (invoiced) on these claims. PROMPT's policy is to record a sales allowance as an offset to revenues and accounts receivable based upon the historical tracking of discounts and chargebacks at the time the claims are modeled. A portion of the allowance for doubtful accounts attributable to PROMPT is based on historical experience of ineligible claims which are either charged back or given a negotiated discount. PROMPT utilizes several methods to project unpresented discounts and chargebacks including a tracking of the actual experience of contractual discounts. Other factors that affect collectibility and bad debts for each service line are also evaluated and additional allowance amounts are provided as necessary.

Accounts receivable at December 31, 1996 and 1997 include $4,500,000 of unbilled accounts receivable relating to services rendered during the period but not invoiced until after the period-end. These unbilled accounts receivable relate primarily to field case management services, which are billed on an hourly basis, whereby the Company has not yet provided a sufficient amount of services to warrant the generation of an invoice. The customers are obligated to pay for the services once performed. The Company estimates unbilled accounts receivable by tracking and monitoring its historical experience.

(d) Depreciation
The Company provides for depreciation on property and equipment using straight-line and accelerated methods by charges to operations in amounts that allocate the cost of depreciable assets over their estimated lives as follows:


Asset Classification                             Estimated Useful Life
--------------------                             ---------------------

Furniture and fixtures                                  7 Years
Office and computer equipment                          3 - 7 Years
Automobiles                                             5 Years
Buildings and improvements                             30 Years
Leasehold improvements                               The shorter of the
                                               life of lease or asset life

(e) Intangible Assets
The value of goodwill, assembled workforces and customer lists are recorded at cost at the date of acquisition. Goodwill, including any excess arising from earn-out payments, is being amortized on a straight-line basis over 30 to 40-year periods in accordance with Accounting Principles Board Opinion No. 17 ("APB No. 17"), "Intangible Assets". The Company believes that the life of the core businesses acquired and the delivery of occupational healthcare services is indeterminate and likely to exceed 40 years. The assembled workforces and customer lists are being amortized over five-year and seven-year periods, respectively. As of December 31, 1996 and 1997, the Company recorded accumulated amortization on intangible assets of $24,158,000 and $29,847,000, respectively.

Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining balance of goodwill may not be recoverable or that the remaining useful life may warrant revision. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segments' undiscounted cash flows over the remaining life of the goodwill and compares it to the business segment's goodwill balance to determine whether the goodwill is recoverable or if impairment exists, in which case an adjustment is made to the carrying value of the asset. When an adjustment is required the Company evaluates the remaining goodwill amortization using the factors outlined in APB No. 17.

(f) Deferred Finance Costs

The Company has capitalized costs associated primarily with the 6% Convertible Subordinated Notes and the PPS indebtedness and is amortizing this as interest expense over the life of the notes. Included in other assets at December 31, 1996 and 1997 were deferred finance costs, net of accumulated amortization, of $3,904,000 and $4,515,000, respectively.

(g) Deferred Start-Up Costs
Prior to the Merger, Health Services capitalized the start-up costs associated with the internal development of its medical centers until operational and would amortize these costs over a three year period. The American Institute of Certified Public Accountants proposed a change to the accounting and reporting treatment of start-up costs effective with fiscal year ends beginning after December 15, 1998 which requires start-up costs to be expensed as incurred. As a result of this pending change in accounting principle, the Company wrote-off deferred start-up costs of approximately $2,525,000 at the effective time of the Merger and included this in the non-recurring charge. As of December 31, 1996, the amount recorded as deferred start-up costs was $1,973,000.

(h) Foreign Currency Translation
All assets and liabilities of the Company's Canadian offices are translated at the year-end exchange rate while revenues and expenses are translated at the average exchange rate for the year.

(i) Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j) Reclassifications
Certain amounts in 1995 and 1996 previously reported in CRA's, OccuSystems' and PPS' financial statements have been reclassified to conform to the presentation in the 1997 financial statements.

(4) Pro Forma Net Income and Earnings Per Share

Pro forma net income and basic and diluted pro forma earnings per share for the three years ended December 31, 1995, 1996 and 1997 have been calculated as if the merger of PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which supersedes Accounting Principles Board Opinion No. 15. SFAS 128, establishes new accounting standards for the presentation of earnings per share whereby primary earnings per share is replaced with "Basic Earnings Per Share" and fully diluted earnings per share is now called "Diluted Earnings Per Share". Under SFAS 128, Basic Earnings Per Share is computed by dividing reported net income by weighted average common shares outstanding and Diluted Earnings Per Share has been computed assuming the conversion of the Company's convertible notes and the elimination of the related interest expense, and the exercise of stock options, net of their related income tax effect.


                                                                 1995            1996              1997
                                                           ---------------  ----------------  ----------------
Basic Earnings Per Share:
  Net income available to shareholders
    before extraordinary items                                 $16,475,000       $28,039,000       $10,000,000
                                                           ---------------  ----------------   ---------------
                                                           ---------------  ----------------   ---------------

  Pro forma net income available to shareholders
    before extraordinary items (1)                             $13,845,000       $25,309,000        $7,189,000
                                                           ---------------  ----------------   ---------------
                                                           ---------------  ----------------   ---------------

  Weighted average common shares outstanding                    33,810,000        40,411,000        42,774,000
                                                           ---------------  ----------------   ---------------
                                                           ---------------  ----------------   ---------------


  Basic earnings per share                                           $0.48             $0.69             $0.23
                                                           ---------------  ----------------   ---------------
                                                           ---------------  ----------------   ---------------

  Basic pro forma earnings per share (1)                             $0.41             $0.63             $0.17
                                                           ---------------  ----------------   ---------------
                                                           ---------------  ----------------   ---------------


Diluted Earnings Per Share:
  Net income available to shareholders
    before extraordinary items                                 $16,475,000      $28,039,000       $10,000,000

    Interest on common stock equivalents, net of tax                     -          290,000           308,000
                                                           ---------------  ---------------    --------------
  Diluted net income before extraordinary items                $16,475,000      $28,329,000       $10,308,000
                                                           ---------------  ---------------    --------------
                                                           ---------------  ---------------    --------------

  Pro forma net income available to shareholders
    before extraordinary items (1)                             $13,845,000      $25,309,000       $ 7,189,000

    Interest on common stock equivalents, net of tax                     -          290,000           308,000
                                                           ---------------  ---------------    --------------
  Diluted pro forma net income before
   extraordinary items (1)                                     $13,845,000      $25,599,000       $ 7,497,000
                                                           ---------------  ---------------    --------------
                                                           ---------------  ---------------    --------------

  Weighted average common shares outstanding                    33,810,000       40,411,000        42,774,000

    Dilutive options, warrants and notes payable                 2,129,000        2,026,000         1,399,000

    Dilutive convertible notes                                           -          907,000         2,722,000
                                                           ---------------  ---------------    --------------
 Weighted average common shares
  and equivalents outstanding                                   35,939,000       43,344,000        46,895,000
                                                           ---------------  ---------------    --------------
                                                           ---------------  ---------------    --------------

  Diluted earnings per share                                         $0.46            $0.65             $0.22
                                                           ---------------  ---------------    --------------
                                                           ---------------  ---------------    --------------

  Diluted pro forma earnings per share (1)                           $0.39            $0.59             $0.16
                                                           ---------------  ---------------    --------------
                                                           ---------------  ---------------    --------------

(1) Net income and earnings per share for the years ended December 31, 1995, 1996 and 1997 has been calculated as if Preferred Payment Systems, Inc. ("PPS") had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

(5) Revolving Credit Facilities

On September 17, 1997, the Company entered into the $100,000,000 Senior Credit Facility, ("Senior Credit Facility"), replacing the $60,000,000 Managed Care Services Credit Facility, ("MCS Credit Facility") and the $60,000,000 Health Services Credit Facility, ("HS Credit Facility"). Interest on borrowings under the Senior Credit Facility is payable, at the Company's option, at the higher of the bank's prime rate of interest or the federal funds rate plus an additional percentage of 0.5%, or LIBOR plus an additional percentage of up to 1.25%, depending on certain financial criteria. At December 31, 1996 and 1997, the Company had borrowings under the MCS Credit Facility of $5,700,000 and borrowings under the Senior Credit Facility of $49,000,000, respectively, at an average rate of interest of 7.61% and 6.94%, respectively.

The Senior Credit Facility contains customary covenants, including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, certain mergers and acquisitions, the payment of dividends on the Company's capital stock, the repurchase or redemption of capital stock, transactions with affiliates, investments, capital expenditures and changes in control of the Company. Under the Senior Credit Facility, the Company is also required to satisfy certain financial covenants, such as cash flow, capital expenditures and other financial ratio tests including current ratios and interest expense coverage ratios. The Company was in compliance with all such covenants during 1997. The Company's obligations under the Senior Credit Facility are secured by a pledge of stock in the Company's subsidiaries.

The Company is required to pay a commitment fee of 0.125% to 0.25% per annum, depending on certain financial criteria, on the unused portion of the Senior Credit Facility.

On February 23, 1998, the Company signed an amendment to expand the Company's borrowing capacity under the Senior Credit Facility to $200,000,000 under similar terms and conditions in order to finance the repayment of $49,000,000 of PPS outstanding indebtedness (the PPS Credit Facility and 10% Subordinated Notes).

On March 11, 1998, the Senior Credit Facility borrowing capacity was reduced back to the original $100,000,000 amount (see Footnote 14 - Subsequent Event).

For the years ended December 31, 1995, 1996 and 1997, the weighted average borrowings under these revolving credit facilities were $4,903,000, $8,184,000 and $9,615,000, respectively, and the weighted average interest rates were 8.55%, 6.94% and 7.31%, respectively.



(6) Long-term Debt

Long-term debt consists of the following at December 31:


                                                                                         1996                  1997
                                                                                  -------------------  --------------------

6% Convertible Subordinated Notes, interest at 6%, due December 2001                  $   97,750,000         $  97,750,000
Convertible notes payable, interest at 6%, payable through September 1999                    785,000                     -
Notes payable to various holders, interest ranging from 5.5% to 10%,
     payable in installments through 2005                                                    304,000               308,000
Obligations under capital leases                                                           1,190,000               542,000
PPS indebtedness:
    5% Convertible Subordinated Notes due August 2006                                     10,000,000            10,000,000
    10% Subordinated Notes due August 2003                                                 7,000,000             7,000,000
    PPS Credit Facility                                                                   19,500,000            42,000,000
                                                                                  -------------------  --------------------
                                                                                         136,529,000            157,600,000
Less: Current maturities                                                                  (4,065,000)            (7,497,000)
                                                                                  -------------------  --------------------
     Long-term debt, net of current maturities                                        $ 132,464,000          $  150,103,000
                                                                                  -------------------  --------------------
                                                                                  -------------------  --------------------


In December 1996, Health Services issued an aggregate of up to $97,750,000 in principal amount of 6% Convertible Subordinated Notes ("6% Convertible Subordinated Notes"). The 6% Convertible Subordinated Notes will be convertible into 3,291,243 shares of Common Stock at the initial conversion price of $29.70 per share (equivalent to a conversion rate of 33.67 shares per $1,000 principal amount of 6% Convertible Subordinated Notes), subject to adjustment in certain events. The notes are convertible into Common Stock at the option of the holder on or after February through December 2001. The 6% Convertible Subordinated Notes will mature on December 15, 2001 with interest being payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1997.

On August 31, 1996, PPS completed a series of transactions involving funds managed by a private equity firm and senior officers of PPS (the "1996 Transaction"). In connection with the 1996 Transaction, the private equity firm invested $17,000,000 to acquire $10,000,000 in 5% Convertible Subordinated Notes due August 2006 (the "5% Convertible Subordinated Notes") and $7,000,000 of 10% Subordinated Notes due August 2003 (the "10% Subordinated Notes"). PPS also entered into a credit facility with a syndicate of two banks, which provided for $25,000,000 of senior debt, $20,000,000 of which was in the form of a term loan and $5,000,000 of which was available pursuant to a line of credit. PPS, in turn, used the net proceeds from these financing transactions to make distributions to its stockholders in an aggregate amount of approximately $36,000,000.

On July 31, 1997, in connection with the acquisition of ABOUT HEALTH (see Note
2), PPS entered into an amended and restated credit facility (as so amended and restated, the PPS Credit Facility) to increase the term loan portion by $26.5 million. The Company is obligated to make quarterly principal and interest payments on the term loan (bearing interest of 8.0% and 7.8% at December 31, 1996 and 1997, respectively) and quarterly interest payments on the line of credit (bearing interest at 9.25% and 9.0% at December 31, 1996 and 1997, respectively). The PPS Credit Facility expires in September 2001.

The 10% Subordinated Notes bear interest at 10% per annum, payable quarterly. Beginning February, 2002, the Company is required to make semiannual principal payments on the 10% Subordinated Notes of $1.7 million. Under the 10% Subordinated Loan Agreement, the Company is required to prepay the 10% Subordinated Notes in whole upon a qualifying public offering, sale of the Company, or other change in control, as defined.

The 5% Convertible Subordinated Notes are convertible at any time by the holder into 10,000 shares of PPS Redeemable Preferred Stock and 10,000 shares of PPS Convertible Preferred Stock. The 5% Convertible Subordinated Notes mature in August, 2006, subject to the right of the holders to accelerate the maturity of the 5% Convertible Subordinated Notes upon a public equity offering, a qualifying sale of the Company, or a merger resulting in a change in majority ownership of the Company. The 5% Convertible Subordinated Notes bear interest at 5%, 2% being payable quarterly and 3% being deferred and payable upon redemption or maturity.

On February 24, 1998, in connection with the merger of PPS, CONCENTRA repaid $49,000,000 of PPS indebtedness (the PPS Credit Facility and 10% Subordinated Notes) and the 5% Convertible Subordinated Notes were converted into 2,721,904 shares of CONCENTRA common stock.

(7) Disclosure About Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". This statement requires entities to disclose the fair value of their financial instruments, both assets and liabilities, on and off balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The Company's short-term investments are held as available for sale per Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments. The credit facilities approximate fair value primarily due to the floating interest rates associated with those debt instruments.

The fair value of the Company's 6% Convertible Subordinated Notes was estimated based on the closing price of the notes and was approximately $97,750,000 and $125,120,000 as of December 31, 1996 and 1997, respectively.
The 5% Convertible Subordinated Notes were issued in August 1996 and, due to the short time period from issuance, the carrying value at December 31, 1996 approximated fair value. As of December 31, 1997, the approximate fair value of the 5% Convertible Subordinated Notes is $15,700,000. Although the interest rate on the 10% Subordinated Notes is fixed, the carrying value reasonably approximates the fair value at both December 31, 1996 and 1997.

(8) Income Taxes

The provision for income taxes consists of the following for the years ended December 31:


                                                                       1995               1996               1997
                                                                  ---------------    ---------------     ---------------
          Current:
              Federal                                               $   6,529,000       $ 11,429,000        $ 15,112,000
              State                                                     1,320,000          2,473,000           3,968,000
                                                                  ---------------    ---------------     ---------------
                                                                        7,849,000         13,902,000          19,080,000
          Deferred:
              Federal                                                    (120,000)          (214,000)         (6,873,000)
              State                                                        42,000           (251,000)         (1,145,000)
                                                                  ---------------    ---------------     ---------------
                                                                          (78,000)          (465,000)         (8,018,000)
                                                                  ---------------    ---------------     ---------------
          Total                                                      $  7,771,000        $13,437,000         $11,062,000
                                                                  ---------------    ---------------     ---------------
                                                                  ---------------    ---------------     ---------------


Significant items making up deferred tax liabilities and deferred tax assets were as follows at December 31:

                                                                                1996                  1997
                                                                          ---------------        ---------------
Deferred tax assets:
    Allowance for doubtful accounts                                          $  2,957,000           $  4,624,000
    Accrued vacation                                                                    -              1,760,000
    Accrued self insurance                                                        783,000                580,000
    Acquired goodwill                                                             771,000              1,678,000
    Restructuring accruals and
     reserves                                                                     225,000              5,107,000
    Net operating losses                                                                -                506,000
    Other                                                                          52,000                109,000
                                                                          ---------------        ---------------
         Deferred tax assets                                                 $  4,788,000           $ 14,364,000
                                                                          ---------------        ---------------
                                                                          ---------------        ---------------
Deferred tax liabilities:
    Book to tax depreciation                                                 $    930,000            $ 1,716,000
    SEC. 481 (a) adjustments                                                    1,278,000                 34,000
    Goodwill, principally due to differences in amortization periods            2,274,000              4,400,000
    Pre-opening costs                                                             499,000                      -
    Research and development
     expense                                                                    1,178,000              1,520,000
    Other                                                                         144,000                 43,000
                                                                          ---------------        ---------------
         Deferred tax liabilities                                            $  6,303,000           $  7,713,000
                                                                          ---------------        ---------------
                                                                          ---------------        ---------------

A reconciliation of the federal statutory rate to the Company's effective tax rate were as follows for the years ended December 31:

                                                     1995           %            1996          %           1997           %
                                                  -----------    --------    ------------   -------    -------------   --------
Tax provision at federal statutory rate            $8,244,000       34.0%     $14,309,000     34.5%      $7,372,000      35.0%
State taxes, net of federal income tax benefit      1,022,000        4.2        1,488,000      3.6          925,000       4.4
PPS S corporation status                           (2,296,000)      (9.5)      (2,441,000)    (5.9)      (2,582,000)    (12.3)
Pooled entities tax benefit attributed
  to individual stockholders of the
  respective companies                                984,000        4.1          101,000      0.2                -         -
Non-deductible goodwill                               129,000        0.5          367,000      0.9        1,003,000       4.8
Non-deductible restructuring
  and acquisition costs                                     -           -               -        -        4,064,000      19.3
Change in valuation allowance                        (638,000)      (2.6)               -        -                -         -
Other items, net                                      326,000        1.3         (387,000)    (0.9)         280,000       1.3
                                                  -----------    --------    ------------   -------    -------------   --------
                                                   $7,771,000       32.0%     $13,437,000     32.4%     $11,062,000      52.5%
                                                  -----------    --------    ------------   -------    -------------   --------
                                                  -----------    --------    ------------   -------    -------------   --------

PPS' shareholders had elected S Corporation taxing status. Thus, PPS' taxable income was taxed directly to its shareholders. PPS did pay state taxes in Illinois, Pennsylvania, California and Utah based on its taxable income. Effective with the merger with CONCENTRA, PPS' taxable income will be included in CONCENTRA's consolidated income tax returns.

(9) Stockholders' Equity

(a) Preferred Stock
The Board of Directors is authorized to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of shares of Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding and the Board of Directors has no present intention to issue any shares of Preferred Stock.

(b) Stockholder Rights Plan

Shortly after the Merger, on September 17, 1997, the Board of Directors declared, pursuant to a rights agreement (the "Rights Agreement"), a dividend distribution of one common share purchase right ("Right") for each outstanding share of Common Stock. Each Right will entitle the registered holder to purchase from CONCENTRA one thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Shares"), of CONCENTRA at a price per share to be determined by the Board of Directors with the advice of its financial advisor about the long-term prospects for the Company's value (the "Purchase Price"), subject to adjustment. Each thousandth of a Junior Preferred Share will be economically equivalent to one share of CONCENTRA Common Stock. The Purchase Price is expected to be significantly higher than the trading price of the Common Stock. Therefore, the dividend will have no initial value and no impact on the financial statements of Company.

(c) Common Stock

At December 31, 1997, the Company has reserved approximately 11,043,000 unissued shares of its Common Stock for possible issuance under the Company's stock option plan, stock purchase plans and for the issuance upon possible conversion of the Company's 6% Convertible Subordinated Notes.

(10) Commitments and Contingencies

The Company leases certain corporate office space, operating and medical facilities, and office and medical equipment under various non-cancelable operating and capital lease agreements. Certain facility leases require the Company to pay increases in operating costs and real estate taxes. In addition, the Company leases certain office facilities from related parties under operating lease agreements that expire on various dates to July 31, 2002. The Company made rental payments of $726,000 to Colonial Realty Trust, a real estate company owned by two stockholders and board members of the Company, for each of the years ended December 31, 1995, 1996 and 1997.

The following is a schedule of rent expense by major category for the years ended December 31:


                                                                  1995               1996                 1997
                                                             ---------------    ---------------      -------------
Facilities                                                       $11,203,000       $13,009,000         $17,406,000
Office equipment                                                   1,053,000         1,166,000           2,029,000
Automobiles                                                        2,638,000         2,729,000           2,976,000
                                                             ---------------    ---------------      -------------
    Total rent expense                                           $14,894,000       $16,904,000         $22,411,000
                                                             ---------------    ---------------      -------------
                                                             ---------------    ---------------     --------------

The following is a schedule of future minimum lease payments under non-cancelable operating leases for the years ending December 31:


                                                                                        Operating Leases
                                                                        ------------------------------------------------
                                                           Capital          Related        Unrelated
Year Ending December 31,                                   Leases           Parties         Parties           Total
                                                        -------------   ---------------- -------------   ---------------
1998                                                         $573,000       $726,000       $19,949,000      $20,675,000
1999                                                          163,000        726,000        16,711,000       17,437,000
2000                                                           22,000        726,000        12,745,000       13,471,000
2001                                                                -        726,000         9,683,000       10,409,000
2002                                                                -        726,000         7,941,000        8,667,000
Thereafter                                                          -        727,000        11,213,000       11,940,000
                                                        -------------   ---------------- -------------   ---------------
                                                              758,000     $4,357,000       $78,242,000      $82,599,000
                                                                        ---------------- -------------   ---------------
                                                                        ---------------- -------------   ---------------
Amount representing interest                                 (216,000)
                                                        -------------
                                                             $542,000
                                                        -------------
                                                        -------------


A wholly-owned subsidiary of Health Services has committed to guarantee $10,400,000 in senior discount notes, plus interest, issued by CONCENTRA Development Corporation ("CDC"), a corporation organized and capitalized to develop occupational healthcare centers in selected markets in the United States. The stated principal amount of the notes total $28,400,000, which will be their accreted value at their stated maturity (five years after the date of issuance of each note). Health Services also has the right to acquire the developed centers at fair market value in the future. Health Services has entered into a management agreement with CDC to manage the healthcare centers' daily operations.

The Company is party to certain claims and litigation initiated in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

(11) Employee Benefit Plans

(a) CONCENTRA 401(k) Plan
The Company has a defined contribution plan (the "CONCENTRA 401(k) Plan") pursuant to which employees who are at least 21 years of age and who have completed at least six months of service are eligible to participate. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pre-tax total compensation. The CONCENTRA 401(k) Plan permits, but does not require, additional matching contributions of up to 50% of participants' pretax contributions up to a maximum of 6% of compensation by the Company. Employees are 100% vested in their own contributions while Company contributions vest 20% after three years and vest an additional 20% each year thereafter. The Company did not make a matching contribution for 1997.

(b) Managed Care Services 401(k) Plan
Managed Care Services has a defined contribution plan (the "MCS 401(k) Plan") under similar terms to those of the CONCENTRA 401(k) Plan. For the years ended December 31, 1995, 1996 and 1997, the Company has elected to match 50% of up to 4% of compensation. The Company made net contributions to this plan of $581,000, $855,000 and $925,000 for the years ended December 31, 1995,
1996 and 1997, respectively. It is anticipated that this plan will merge with the CONCENTRA 401(k) Plan.

(c) Health Services 401(k) Plan
Health Services has a defined benefit plan (the "HS 401(k) Plan") under similar terms to those of the CONCENTRA 401(k) Plan except that their were no matching contributions under the plan. It is anticipated that this plan will merge with the CONCENTRA 401(k) Plan.

(d) PPS 401(k) Plan
PPS has a defined contribution plan (the "PPS 401(k) Plan") under similar terms to those of the Concentra 401(k) Plan. For the years ended December 31, 1995, 1996 and 1997, PPS elected to match 25% of employee contributions up to 7% of gross earnings. PPS made contributions to this plan of approximately $43,000, $55,000 and $128,000 for the years ended December 31, 1995, 1996 and
1997, respectively. It is anticipated that this plan will merge with the CONCENTRA 401(k) Plan.

(12) Stock Purchase Plan and Stock Option Plans

(a) CONCENTRA 1997 Employee Stock Purchase Plan
The CONCENTRA 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") for employees of the Company authorizes the issuance of up to 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. The 1997 Purchase Plan is administered by the Compensation Committee of the Board of Directors.

Under the terms of the 1997 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 15% of a participant's base compensation and in any event not more than $25,000) from his or her pay during six month periods commencing on January 1 and July 1 of each year (each a "Purchase Period"). The exercise price for shares purchased under the 1997 Purchase Plan for each Purchase Period is the lesser of 85% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing selling price of the Common Stock as quoted.

(b) Managed Care Services and Health Services Employee Stock Purchase Plans Managed Care Services and Health Services each had employee stock purchase plans under similar terms and conditions as those under the 1997 Purchase Plan.

The Company issued the following shares of Common Stock under the employee stock purchase plans for each of the following purchase periods:


                                                                                      Weighted
                                                                                       Average
                                                                       Number           Price
                     Purchase Periods Ended                           of Shares       Per Share
                     ----------------------                       ---------------- ----------------
                        December 31, 1995                              32,682           $10.49
                          June 30, 1996                                29,089           $10.59
                        December 31, 1996                              44,606           $22.18
                          June 30, 1997                                50,056           $21.38
                        December 31, 1997                              47,245           $24.86


(c) CONCENTRA 1997 Long-term Incentive Plan
CONCENTRA may grant awards with respect to shares under the Company's Long-term Incentive Plan (the "CONCENTRA Incentive Plan"). The awards under the CONCENTRA Incentive Plan include (i) incentive stock options qualified as such under U.S. Federal income tax laws, (ii) stock options that do not qualify as incentive stock options, (iii) stock appreciation rights ("SARs"),
(iv) restricted stock awards and (v) performance units.

The number of shares of Common Stock that may be subject to outstanding awards under the CONCENTRA Incentive Plan at any one time is equal to ten percent of the total number of outstanding shares of CONCENTRA Common Stock (treating as outstanding all shares of Common Stock issuable within 60 days upon exercise of stock options or conversion or exchange of outstanding, publicly-traded convertible or exchangeable securities of CONCENTRA) minus the total number of shares of Common Stock subject to outstanding awards under the CONCENTRA Incentive Plan and any future stock-based plan for employees or directors of Company. At December 31, 1997, the Company was authorized to award grants of approximately 4,050,000 shares under the CONCENTRA Incentive Plan. The number of shares authorized under the CONCENTRA Incentive Plan and the number of shares subject to an award under the CONCENTRA Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of CONCENTRA.

During 1997, the Company granted restricted stock for 359,754 shares of common stock under the 1997 Incentive Plan which were valued at $9,903,000, based upon the market value of the shares at the time of issuance. The Company granted 2,754 shares to outside directors which will vest over one year. The remaining 357,000 shares will vest 20% per year beginning January 1, 2002. If the Company's financial performance exceeds certain established performance goals, however, the vesting of these shares could accelerate whereby 33 1/3% of the shares could become vested on January 1, 2000 and each year thereafter. For the year ended December 31, 1997, the Company recorded compensation expense of $562,000 in connection with the amortization of deferred compensation associated with the restricted stock grants.

After the Merger, no additional awards will be made under the former CRA and OccuSystems stock option plans and only that number of shares of Common Stock issuable upon exercise of awards granted under the former CRA and OccuSystems stock option plans as of the Merger were reserved for issuance by the Company.

In connection with the 1996 Transaction, PPS canceled all outstanding stock options and terminated all existing stock option plans. In return for the cancellation of outstanding options, PPS made a cash payment to the holders of these options, which resulted in a compensation charge of approximately $484,000. Upon the cancellation of the options, PPS adopted the 1996 PPS Replacement Stock Option Plan and the 1996 PPS Incentive Stock Option Plan for its key employees. The plan provided for the issuance of up to 325,000 shares of PPS common stock. The exercise price for the incentive stock options could not be less than the fair market value of the underlying PPS common stock on the date of grant. After the merger, no additional awards were made under the former PPS stock option plans and outstanding PPS options were assumed by the CONCENTRA Incentive Plan totaling approximately 580,000 shares of CONCENTRA common stock.

A summary of the status for all outstanding options at December 31, 1995, 1996 and 1997 and changes during the years then ended is presented in the table below:


                                                                               Weighted
                                                             Number          Average Price
                                                           of Shares           Per Share
                                                          -------------     ---------------
Balance December 31, 1994                                    2,004,479               $4.68
     Granted                                                   939,538               14.53
     Exercised                                                (168,748)               2.69
     Canceled                                                  (77,676)               6.63
                                                          -------------     ---------------
Balance December 31, 1995                                    2,697,593                8.18
     Granted                                                 1,959,777               18.07
     Exercised                                                (633,143)               4.41
     Canceled                                                 (158,485)              13.79
                                                          -------------     ---------------
Balance December 31, 1996                                    3,865,742               13.59
     Granted                                                 2,925,655               22.51
     Exercised                                                (801,593)               9.02
     Canceled                                                 (268,017)              20.71
                                                          -------------     ---------------
Balance December 31, 1997                                    5,721,787              $18.46
                                                          -------------     ---------------
                                                          -------------     ---------------

The weighted average fair market value of options granted in 1996 and 1997 were $18.07 and $25.89, respectively. A further breakdown of the outstanding options at December 31, 1997 is as follows:


                                                                              Weighted
                                                             Weighted          Average        Excercisable       Weighted
   Range of                                  Number of       Average         Contractual       Number of         Average
Exercise prices                               Options         Price             Life            Options           Price
-----------------------------               ----------      ----------       ----------        ----------       ----------
     $0.01      -      $12.39                2,069,184           $3.85             8.02           758,412            $5.60
    $12.74      -      $23.13                1,283,935           20.38             8.54           263,254            19.08
    $23.17      -      $27.88                  990,668           26.42             9.19            96,504            25.60
    $32.63      -      $32.63                1,059,000           32.63             9.83                 -                -
    $32.75      -      $33.88                  319,000           33.77             9.87                 -                -
                                            ----------      ----------       ----------        ----------       ----------
                                             5,721,787          $18.46             8.78         1,118,170           $10.50


(d) SFAS 123 Disclosures

The Company accounts for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income, pro forma net income, earnings per share and pro forma earnings per share would have been reduced to the following supplemental pro forma amounts:


                                                                           1995                    1996                   1997
                                                                         -----------            -----------            -----------
Net Income Before Extraordinary
Items:
     As reported                                                         $16,475,000            $28,039,000            $10,000,000
     Supplemental pro forma                                              $15,434,000            $22,555,000             $3,612,000


     Pro forma as reported (1)                                           $13,845,000            $25,309,000             $7,189,000
     Supplemental pro forma (1)                                          $12,804,000            $19,825,000               $801,000

Basic Earnings Per Share
     As reported                                                               $0.48                  $0.69                  $0.23
     Supplemental pro forma                                                    $0.46                  $0.56                  $0.08

     Pro forma as reported (1)                                                 $0.41                  $0.63                  $0.17
     Supplemental pro forma (1)                                                $0.38                  $0.49                  $0.02

Diluted Earnings Per Share:
     As reported                                                               $0.46                  $0.65                  $0.22
     Supplemental pro forma                                                    $0.43                  $0.53                  $0.08

     Pro forma as reported (1)                                                 $0.39                  $0.59                  $0.16
     Supplemental pro forma (1)                                                $0.36                  $0.46                  $0.02


(1) Pro forma net income and basic and diluted earnings per share for the three years ended December 31, 1995, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

Because the method of accounting under SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the 1995, 1996 and 1997 pro forma amounts include $60,000, $229,000 and $396,000, respectively, related to purchase discounts offered on employee stock purchase plans.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1995, 1996 and 1997, respectively:


                                                                            1995                   1996                   1997
                                                                         -----------            -----------            -----------
Risk-free interest rates                                                   6.17%                    6.00%                  6.00%
Expected volatility                                                       47.39%                   47.39%                 45.29%
Expected dividend yield                                                       -                        -                      -
Expected weighted average life of options in years                          3.4                      3.4                    4.8

(13) Selected Financial Data


                                                                For the year ended December 31,
                                 ------------------------------------------------------------------------------------------------
                                    1993                  1994                  1995                  1996               1997
                                 ------------         ------------          ------------          ------------       ------------
Statement of Operations Data:
  Revenue                        $176,271,000         $223,499,000          $305,355,000          $372,683,000       $493,879,000
  Gross profit                     28,539,000           37,093,000            62,435,000            82,755,000        117,628,000
  Non-recurring charges            20,573,000                    -               898,000               964,000         38,625,000
  Operating income (loss)         (10,923,000)          15,928,000            29,446,000            45,194,000         33,051,000
  Income before taxes               6,994,000           10,088,000            24,246,000            41,476,000         21,062,000
  Provision for income taxes (1)    1,339,000            8,751,000             7,771,000            13,437,000         11,062,000
  Net income (loss) before
    extraordinary items (1)       (13,883,000)           1,337,000            16,475,000            28,039,000         10,000,000
  Pro forma net income before
    extraordinary items (2)                                                  $13,845,000           $25,309,000         $7,189,000

  Basic earnings per share before extraordinary items                              $0.48                $0.69               $0.23
  Basic pro forma earnings per share
    before extraordinary items (2)                                                 $0.41                $0.63               $0.17
  Basic weighted average shares
    outstanding                                                               33,810,000           40,411,000          42,774,000

  Diluted earnings per share before
    extraordinary items                                                            $0.46                $0.65               $0.22
  Diluted pro forma earnings per share
    before extraordinary items (2)                                                 $0.39                $0.59               $0.16
  Diluted weighted average shares
    outstanding                                                               35,939,000           43,344,000          46,895,000

Balance Sheet:
  Working capital                 $21,423,000          $19,117,000           $21,971,000         $116,439,000         $37,118,000
  Total assets                     76,033,000          113,672,000           188,530,000          367,900,000         482,971,000
  Total debt                       18,149,000           83,785,000            34,639,000          142,229,000         206,600,000
  Total stockholders'
    equity (deficit)               37,027,000           (5,820,000)          109,383,000          178,146,000         206,441,000


1) Prior to its recapitalization in March of 1994, CRA had elected to be taxed as an "S" corporation. In connection with its recapitalization, CRA was required to change from an "S" to a "C" corporation. This change resulted in CRA recording an incremental tax provision of $3,772,000 in the first quarter of 1994. The Company's pro forma net income for 1994 would have been $3,466,000 higher had CRA had been subject to federal and state income taxes during the entire period based upon an effective tax rate indicative of the statutory rate in effect during the period.

2) Pro forma net income and basic and diluted earnings per share for the three years ended December 31, 1995, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.


(14) Subsequent Event:

On March 11, 1998, the Company issued a new issue of $200 million aggregate principal amount of 4.5% Convertible Subordinated Notes due March 15, 2003 (the "4.5% Convertible Subordinated Notes"). On April 6, 1998, the underwriters exercised the $30,000,000 overallotment provision. The 4.5% Convertible Subordinated Notes will be convertible into the Company's common stock, at the option of the holder, at a conversion price of $41.25 per share, representing a conversion premium of 25% over the previous day's closing price. The 4.5% Convertible Subordinated Notes are general unsecured obligations of the Company ranking equal in right of payment with the 6% Convertible Subordinated Notes and all other unsecured indebtedness of the Company. In addition, the Company is a holding company that conducts all of its operations through subsidiaries, and the 4.5% Convertible Subordinated Notes and the 6% Convertible Subordinated Notes are structurally subordinate to all obligations of the Company's subsidiaries. The 4.5% Convertible Subordinated Notes were sold through a private placement under Rule 144A of the Securities Act of 1933, as amended and have similar terms and conditions as the 6% Convertible Subordinated Notes. The Company intends to use the proceeds from the sale of the 4.5% Convertible Subordinated Notes to repay existing debt under the Senior Credit Facility and for general corporate purposes. On March 11, 1998, the Senior Credit Facility borrowing capacity was reduced back to the original $100,000,000 amount.

(15) Selected Quarterly Operating Results (Unaudited)

The following table sets forth certain unaudited quarterly results of operations for each of the eight quarters ended December 31, 1997. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this document. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter.

                                                                                     Quarter ended
                                                       -------------------------------------------------------------------------
                                                            March 31,          June 30,        September 30,       December 31,
                                                              1997               1997               1997              1997
                                                       -----------------    ---------------   ----------------   ---------------
Revenue                                                     $107,142,000      $120,728,000       $131,212,000      $134,797,000
Cost of services                                              83,162,000        91,600,000         97,123,000       104,365,000
                                                       -----------------    ---------------   ----------------   ---------------
    Gross profit                                              23,980,000        29,128,000         34,089,000        30,432,000

General and administrative expenses                            9,033,000         9,980,000         10,311,000        10,684,000
Amortization                                                   1,235,000         1,165,000          1,576,000         1,969,000
Non-recurring charge                                                   -                 -        38,625,000                   -
                                                       -----------------    ---------------   ----------------   ---------------
    Operating income (loss)                                   13,712,000        17,983,000       (16,423,000)        17,779,000

Other expense, net                                             1,903,000         2,466,000         3,346,000          4,274,000

Provision (benefit) for income taxes                           4,106,000         5,395,000        (3,342,000)         4,903,000
                                                       -----------------    ---------------   ----------------   ---------------
Net income (loss)                                             $7,703,000       $10,122,000      ($16,427,000)        $8,602,000
                                                       -----------------    ---------------   ----------------   ---------------
                                                       -----------------    ---------------   ----------------   ---------------

Pro forma net income (loss) (1)                               $7,080,000        $9,440,000      ($17,548,000)         $8,217,000
                                                       -----------------    ---------------   ----------------   ---------------
                                                       -----------------    ---------------   ----------------   ---------------

Basic earnings (loss) per share                                    $0.18             $0.24            ($0.38)              $0.20
Basic pro forma earnings (loss) per share (1)                      $0.17             $0.22            ($0.41)              $0.19
Diluted earnings (loss) per share                                  $0.17             $0.22            ($0.38)              $0.18
Diluted pro forma earnings (loss) per share (1)                    $0.15             $0.21            ($0.41)              $0.17


                                                                                     Quarter ended
                                                       --------------------------------------------------------------------------
                                                               March 31,         June 30,       September 30,       December 31,
                                                                 1996              1996              1996              1996
                                                       -----------------    ---------------   ----------------   ---------------
Revenue                                                      $83,948,000       $92,942,000        $98,843,000        $96,950,000
Cost of services                                              67,159,000        71,491,000         75,391,000         75,887,000
                                                       -----------------    ---------------   ----------------   ---------------
    Gross profit                                              16,789,000        21,451,000         23,452,000         21,063,000
General and administrative expenses                            7,262,000         8,417,000          9,067,000          8,409,000
Amortization                                                     654,000           850,000            877,000          1,061,000
Non-recurring charge
                                                                       -                 -                  -            964,000
                                                       -----------------    ---------------   ----------------   ---------------
    Operating income                                           8,873,000        12,184,000         13,508,000         10,629,000
Other expense, net                                               733,000           954,000            803,000          1,228,000
Provision for income taxes                                     2,377,000         3,580,000          4,354,000          3,126,000
                                                       -----------------    ---------------   ----------------   ---------------
Net income                                                    $5,763,000        $7,650,000         $8,351,000         $6,275,000
                                                       -----------------    ---------------   ----------------   ---------------
                                                       -----------------    ---------------   ----------------   ---------------

Pro forma net income (1)                                      $4,788,000        $6,848,000         $7,878,000         $5,795,000
                                                       -----------------    ---------------   ----------------   ---------------
                                                       -----------------    ---------------   ----------------   ---------------

Basic earnings per share                                           $0.16             $0.19              $0.20              $0.15
Basic pro forma earnings per share (1)                             $0.13             $0.17              $0.19              $0.14
Diluted earnings per share                                         $0.15             $0.18              $0.19              $0.14
Diluted pro forma earnings per share (1)                           $0.13             $0.16              $0.18              $0.13



(1) Pro forma net income and basic and diluted earnings per share for the three years ended December 31, 1995, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.